Astoria Financial Corporation Announces First Quarter EPS of $0.69

   Board Increases Quarterly Cash Dividend 10% to $0.22 Per Common Share

   LAKE SUCCESS, N.Y., April 17 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $56.4 million, or $0.69 diluted earnings per common share, for the quarter ended March 31, 2003, compared to net income of $61.2 million, or $0.69 diluted earnings per common share, for the 2002 first quarter.

   First Quarter 2003 Highlights:

   Financial:
    *  Diluted EPS:  $0.69
    *  Return on average assets:  1.01%
    *  Return on average equity:  14.58%
    *  Return on average tangible equity:  16.56%
    *  Efficiency ratio:  38.52%
    *  Non-performing assets to total assets ratio:  0.18%
    *  Shares repurchased:  2.1 million

   Retail Banking:
    * Total checking account deposits increased at an annualized rate of 26%; 20,000 new checking accounts opened
    *  Business deposits increased at an annualized rate of 12%
    *  Total deposits increased at an annualized rate of 7%
    *  Customer service fees increased 6% from first quarter last year

   Mortgage Lending:
    *  1-4 family loan volume of $1.2 billion
    * Multifamily/commercial real estate ("CRE") loan volume of $235.3 million
    * Multifamily/CRE portfolios increased at an annualized rate of 19% and represent 21% of total loans
    * Home equity and other loan portfolios increased at an annualized rate of 16% and represent 3% of total loans

   Commenting on the first quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "Even with interest rates lower than anticipated and abnormally high levels of cash flow from refinancing activity continuing, we were able to post solid financial results in line with our expectations. We also experienced strong growth in substantially all of our core businesses, particularly with respect to checking accounts, business deposits and multifamily and CRE lending."

   Board Increases Quarterly Cash Dividend 10%
   The Board of Directors of the Company, at their April 16, 2003 meeting, declared a quarterly cash dividend of $0.22 per common share, an increase of 10%. The dividend is payable on June 2, 2003 to shareholders of record as of May 15, 2003. This is the thirty-second consecutive quarterly cash dividend declared by the Company.

   Ninth Stock Repurchase Program Continues
   During the first quarter, Astoria repurchased 2.1 million shares of its common stock at an average cost of $25.42 per share. To date, under the ninth program that commenced November 2002, Astoria has repurchased 2.7 million shares of the 10 million shares authorized.

   Balance Sheet Summary
   Key balance sheet highlights including the cumulative effect of the Company's balance sheet repositioning since December 31, 1999 follow:

                                                                      Change
   (Dollars in millions)                                            12/31/99-
               12/31/99  12/31/00   12/31/01    12/31/02    3/31/03   3/31/03

   Assets      $22,697    $22,337    $22,668     $21,698     22,491     -  1%
   Loans       $10,286    $11,422    $12,167     $12,059    $11,873     + 15%
   MBS         $ 9,287    $ 7,875    $ 7,074     $ 7,380    $ 8,817     -  5%
   Deposits    $ 9,555    $10,072    $10,904     $11,067    $11,258     + 18%
   Core
   Deposits(1) $ 4,625    $ 4,922    $ 5,743     $ 5,914    $ 5,842     + 26%
   Checking    $   878    $ 1,005    $ 1,200     $ 1,383    $ 1,472     + 68%
   Borrowings  $11,524    $10,320    $ 9,822     $ 8,821    $ 9,385     - 19%

   (1) Excludes time deposits

   Mortgage loan originations and purchases for the quarter ended March 31, 2003 totaled $1.5 billion compared to $1.6 billion for the 2002 first quarter. Included in the first quarter 2003 mortgage loan production were one-to-four family loans totaling $1.2 billion, predominantly 3/1 and 5/1 adjustable rate loans. Mortgage loan prepayments for the quarter ended March 31, 2003 totaled $1.3 billion compared to $1.0 billion for the 2002 first quarter.
   Importantly, for the quarter ended March 31, 2003, multifamily and CRE loan originations increased to $235.3 million, or 23% over the 2002 first quarter. The multifamily and CRE loan portfolios grew during the first quarter at an annualized rate of 19% to $2.5 billion, or 21% of total loans at March 31, 2003. The average loan-to-value ratio of the multifamily and CRE loans continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million. The portfolios are expected to approximate 25% of total loans by the end of 2003.
   The Company's strong multifamily and CRE lending capabilities are reflected in the growth of this portfolio since 1999:

                                                                      Change
   (Dollars in millions)                                            12/31/99-
                    12/31/99  12/31/00  12/31/01  12/31/02  3/31/03  3/31/03
   Multifamily/CRE
     Loans           $1,014    $1,282    $1,693    $2,345    2,458      +142%
   % of Total Loans      10%       11%       14%       20%      21%     +110%

   At March 31, 2003, non-performing loans totaled $39.0 million, or 0.17% of total assets compared to $34.5 million, or 0.16% of total assets, at December 31, 2002. Subsequent to the close of the first quarter of 2003, a
$3.2 million loan, just classified non-performing at March 31, 2003, became current. Net charge-offs for the 2003 first quarter totaled only $92,000, or an annualized rate of less than one basis point of the average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans at March 31, 2003 was 214%.
   Mortgage-backed securities ("MBS") totaled $8.8 billion at March 31, 2003,
an increase of $1.4 billion from December 31, 2002.   This increase reflects
the deployment of cash flows that are currently exceeding loan production levels into MBS purchased at little, if any, premiums and with projected average lives of approximately 31/2 years. Importantly, the mortgage loan pipeline at the end of the first quarter totaled $2.8 billion compared to
$1.8 billion at the end of the previous quarter.
   Deposits for the quarter ended March 31, 2003 increased $190.9 million to $11.3 billion. Importantly, checking account deposits at March 31, 2003 increased at an annualized rate of 26% on a linked quarter basis and 19% year over year. Checking account balances totaled $1.5 billion, or 25% of core
deposits at March 31, 2003.   During the first quarter 20,000 new checking
accounts were opened. Complementing the strong growth in the number of accounts, the average checking account balance has grown from $3,700 at March 31, 2002 to $4,200 at March 31, 2003. Additionally, the success of our small business banking initiatives was reflected in the strong growth of business deposits, including business savings and checking accounts. At March 31, 2003, business deposits totaled $226.8 million, representing an increase at an annualized rate of 12% on a linked quarter basis and 21% from a year ago.
   Commenting on the Company's checking account and business deposit growth, Mr. Engelke stated, "The superior demographics of our retail banking franchise, in conjunction with concerted sales and marketing efforts, have enabled us to grow deposits, particularly checking account deposits, the linchpin for building long-term customer relationships. The double-digit growth in checking accounts is impressive considering that our checking accounts pay, on average, 0.14% interest compared to interest rates of between 2% and 3% offered by several major competitors over the past year."
   Borrowings totaled $9.4 billion at March 31, 2003, an increase of $563.6 million from the prior quarter end. While we have made significant strides over the past several years to reduce our borrowing to deposit ratio as well as to reduce our overall level of borrowings, during the first quarter low interest rate environment we borrowed $500 million with medium-term maturities at rates averaging approximately 21/2% to provide protection against future interest rate increases.

   The following table details borrowing maturities:

   Contractual               Total Amount                  Weighted
   Maturity                     Maturing                  Average Rate
   2Q03                       $  1.1 Billion                 2.24%
   3Q03                       $  350 Million                 5.30%
   4Q03                       $  800 Million                 5.81%
   1Q04                       $  2.8 Billion                 4.97%
   Total next 12 months       $  5.1 Billion                 4.53%
    Beyond 1Q04               $  4.3 Billion                 5.29%
   Total(1)                   $  9.4 Billion                 4.88%

   (1) Included are $2.6 billion of borrowings that have a maturity greater than one year but can be called prior to March 31, 2004.

   In addition to the above maturities, over the next twelve months approximately $2.6 billion of CDs with an average rate of 2.75% will mature. During the first quarter of 2003, $907.3 million of CDs, with an average rate of 2.46% and an average maturity of 12 months, matured and $1.1 billion of CDs were issued or repriced at an average rate of 2.18% and an average maturity of 17 months.
   Stockholders' equity was $1.5 billion, or 6.87% of total assets at
March 31, 2003.   Astoria Federal continues to maintain capital ratios in
excess of regulatory requirements with core, tangible and risk-based capital ratios of 7.25%, 7.25% and 15.71%, respectively, at March 31, 2003.

   First Quarter 2003 Earnings Summary
   Net interest income for the quarter ended March 31, 2003 totaled
$109.0 million compared to $114.9 million for the 2002 first quarter.
   Astoria's net interest margin for the quarter ended March 31, 2003 was 2.09% compared to 2.16% for both the prior quarter and the quarter ended March 31, 2002. The decline in the net interest margin was due to the repurchase of
8.2 million shares over the past twelve months and the more rapid decline in the yield on interest earning assets than the cost of interest bearing liabilities due to the high level of mortgage loan and MBS repayments.
   Non-interest income for the quarter ended March 31, 2003 totaled
$25.9 million compared to $27.0 million for the comparable 2002 quarter. The decrease is primarily due to a decrease in mortgage banking income, net, as described below, partially offset by a net gain on sales of securities and increased customer service fees. Customer service fees for the quarter ended March 31, 2003 totaled $14.8 million compared to $13.9 million for the comparable 2002 quarter.
   The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

   (Dollars in millions)                1Q03          1Q02
   Loan servicing fees                  $2.3          $3.2
   Amortization of MSR*                 (3.8)         (2.1)
   MSR valuation adjustments            (0.9)          0.8
   Net gain on sale of loans             2.8           1.5
   Mortgage banking income, net         $0.4          $3.4

   *Mortgage servicing rights ("MSR")

   During the 2003 first quarter, a net gain on sales of securities of $2.1 million was recognized in order to offset an anticipated increase in the mortgage servicing valuation allowance. No gain on sales of securities was recognized in the 2002 first quarter.
   General and administrative expense ("G&A") for the quarter ended March 31, 2003 totaled $52.0 million compared to $48.1 million for the comparable 2002 period. The increase is primarily due to increased compensation and benefit expense, particularly pension expense, and occupancy, equipment and systems expense, due, among other things, to increased depreciation as a result of facilities and systems enhancements over the past year.

   Future Outlook
   Commenting on the outlook for 2003, Mr. Engelke stated, "The current operating environment remains challenging due to sustained low interest rates and continued economic uncertainties. We now anticipate the continuation of the existing low interest rate environment and the extraordinarily high levels of cash flow to persist throughout most of 2003, which will result in some margin compression and modest downward pressure on earnings. Clearly, if interest rates increase and cash flows recede, positive earnings momentum should resume. We will remain focused on building our core businesses, with particular emphasis on growing checking account and business deposits and our multifamily and CRE loan portfolios."

   Earnings Conference Call April 17, 2003 at 3:30 p.m. (ET)
   The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, April 17th at 3:30 p.m. (ET). The toll-free dial-in number is (877) 692-2086. A replay will be available on April 17, 2003 from 6:00 p.m. (ET) through April 24, 2003, 11:59 p.m. (ET).
The replay number is (877) 519-4471, passcode: 3839624. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived through May 2, 2003.

   Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.5 billion, is the largest thrift institution headquartered in New York and fourth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in fifteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

   Forward-Looking Statements
   This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
   Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

                               Tables Follow

   ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
   (In Thousands, Except Share Data)
                                                    At                At
                                                March 31,       December 31,
                                                    2003               2002
   ASSETS
   Cash and due from banks                       $128,425          $167,605
   Federal funds sold and
    repurchase agreements                         205,657           510,252
   Mortgage-backed securities
    available-for-sale                          2,303,087         2,453,633
   Other securities available-for-sale            244,834           338,948
    Mortgage-backed securities
    held-to-maturity
    (fair value of $6,605,141 and
    $4,985,562, respectively)                   6,513,522         4,925,891
   Other securities held-to-maturity
    (fair value of $48,604
     and $115,003, respectively)                   48,928           115,366
   Federal Home Loan Bank of New York stock       296,600           247,550
   Loans held-for-sale                             49,439            62,669
   Loans receivable:
     Mortgage loans, net                       11,478,063        11,680,160
     Consumer and other loans, net                394,720           379,201
                                               11,872,783        12,059,361
     Allowance for loan losses                    (83,454)          (83,546)
     Total loans receivable, net               11,789,329        11,975,815
   Mortgage servicing rights, net                  17,624            20,411
   Accrued interest receivable                     92,946            88,908
   Premises and equipment, net                    159,899           157,297
   Goodwill                                       185,151           185,151
   Bank owned life insurance                      364,097           358,898
   Other assets                                    91,250            89,435

   TOTAL ASSETS                               $22,490,788       $21,697,829

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities:
     Deposits                                 $11,258,117       $11,067,196
     Reverse repurchase agreements              6,435,000         6,285,000
     Federal Home Loan Bank of
      New York advances                         2,474,000         2,064,000
     Other borrowings, net                        475,739           472,180
     Mortgage escrow funds                        144,880           104,353
     Accrued expenses and other
      liabilities                                 158,456           151,102

   TOTAL LIABILITIES                           20,946,192        20,143,831

   Stockholders' equity:
     Preferred stock, $1.00 par value;
      5,000,000 shares authorized:
      Series A (1,225,000 shares
      authorized and - 0 - shares issued
      and outstanding)                                 --                --
      Series B (2,000,000 shares
      authorized, issued and outstanding)           2,000             2,000
     Common stock, $.01 par value;
      (200,000,000  shares authorized;
       110,996,592 shares issued; and
        82,855,757 and 84,805,817 shares
       outstanding, respectively)                   1,110             1,110
     Additional paid-in capital                   842,837           840,186
     Retained earnings                          1,404,570         1,368,062
     Treasury stock (28,140,835 and
      26,190,775 shares,
      at cost, respectively)                     (689,310)         (639,579)
     Accumulated other
      comprehensive income                         10,463             9,800
     Unallocated common stock held by ESOP
       (4,926,258 and 5,018,500 shares,
        respectively)                             (27,074)          (27,581)

   TOTAL STOCKHOLDERS' EQUITY                   1,544,596         1,553,998

   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                      $22,490,788       $21,697,829


   ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF INCOME
   (In Thousands, Except Share Data)

                                              For the Three Months Ended
                                                       March 31,
                                                   2003                2002
   Interest income:
      Mortgage loans                             $173,145           $202,798
      Consumer and other loans                      4,772              3,802
      Mortgage-backed securities                   94,048            100,496
      Other securities                              9,849             19,656
      Federal funds sold and repurchase
       agreements                                     752              4,138
   Total interest income                          282,566            330,890
   Interest expense:
      Deposits                                     58,241             78,227
      Borrowed funds                              115,317            137,736
   Total interest expense                         173,558            215,963

   Net interest income                            109,008            114,927
   Provision for loan losses                           --              1,004
   Net interest income after provision
    for loan losses                               109,008            113,923
   Non-interest income:
      Customer service fees                        14,833             13,931
      Other loan fees                               1,826              2,122
      Net gain on sales of securities               2,136                  -
      Mortgage banking income, net                    436              3,428
      Income from bank owned life
       insurance                                    5,199              4,262
      Other                                         1,465              3,217
   Total non-interest income                       25,895             26,960
   Non-interest expense:
      General and administrative:
         Compensation and benefits                 28,764             26,068
         Occupancy, equipment and
          systems                                  14,615             13,175
         Federal deposit insurance
          premiums                                    492                505
         Advertising                                1,498              1,027
         Other                                      6,597              7,354
   Total non-interest expense                      51,966             48,129

   Income before income tax expense                82,937             92,754
   Income tax expense                              26,540             31,536

   Net income                                      56,397             61,218

   Preferred dividends declared                    (1,500)            (1,500)

   Net income available to common
    shareholders                                  $54,897            $59,718

   Basic earnings per common share                  $0.69              $0.70

   Diluted earnings per common share                $0.69              $0.69

   Basic weighted average common shares        79,041,158         85,478,138
   Diluted weighted average common and
    common equivalent shares                   79,781,388         87,041,932


   ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

   SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                      At or For the
                                                    Three Months Ended
                                                          March 31,
                                                   2003              2002
   Selected Returns and Financial
    Ratios (annualized)
       Return on average stockholders' equity     14.58 %            15.72 %
       Return on average tangible
        stockholders' equity (1)                  16.56              17.85
       Return on average assets                    1.01               1.09
       General and administrative
        expense to average assets                  0.93               0.86
       Efficiency ratio (2)                       38.52              33.92
       Net interest rate spread (3)                2.02               2.02
       Net interest margin (4)                     2.09               2.16

   Asset Quality Data (dollars in thousands)
       Non-performing loans/total loans            0.33 %             0.27 %
       Non-performing loans/total assets           0.17               0.15
       Non-performing assets/total assets          0.18               0.16
       Allowance for loan losses/
        non-performing loans                     213.73             250.00
       Allowance for loan losses/
        non-accrual loans                        218.64             260.11
       Allowance for loan losses/
        total loans                                0.70               0.67
       Net charge-offs to average loans
        outstanding (annualized)                   0.00               0.01

       Non-performing assets                    $39,980            $35,728
       Non-performing loans                      39,047             33,179
       Loans 90 days past maturity but
        still accruing                              878              1,290
       Non-accrual loans                         38,169             31,889
        Net charge-offs                               92                342

   Capital Ratios (Astoria Federal)
       Tangible                                    7.25 %             6.34 %
       Core                                        7.25               6.34
       Risk-based                                 15.71              14.31

   Other Data
       Cash dividends paid per common share       $0.20              $0.17
       Dividend payout ratio                      28.99 %            24.64 %
       Stockholders' equity (in thousands)   $1,544,596         $1,555,359
       Common stockholders' equity
        (in thousands)                        1,494,596          1,505,359
       Book value per common share (5)            19.18              17.75
       Tangible book value per
        common share (6)                          16.80              15.57
       Average equity/average assets               6.93 %             6.93 %
       Mortgage loans serviced for
        others (in thousands)                $2,479,592         $3,201,176
       Full time equivalent employees             1,975              1,926

   (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.

   (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

   (3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

   (4) Net interest margin represents net interest income divided by average interest-earning assets.

   (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.

   (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.


   ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

   AVERAGE BALANCE SHEETS
   (Dollars in Thousands)


                                        For the Three Months Ended March 31,
                                                           2003
                                                                   Average
                                            Average                 Yield/
                                            Balance      Interest    Cost
      Assets:                                                    (Annualized)
        Interest-earning assets:
           Mortgage loans (1):
              One-to-four family            $9,073,408    $126,929    5.60 %
              Multi-family, commercial
               real estate and
               construction                  2,438,692      46,216    7.58
           Consumer and other loans (1)        390,502       4,772    4.89
           Total loans                      11,902,602     177,917    5.98
           Mortgage-backed securities (2)    8,137,721      94,048    4.62
           Other securities (2) (3)            613,094       9,849    6.43
           Federal funds sold and
              repurchase agreements            254,406         752    1.18
        Total interest-earning assets       20,907,823     282,566    5.41
        Goodwill                               185,151
        Other non-interest-earning assets    1,223,593
      Total assets                         $22,316,567

      Liabilities and stockholders' equity:
        Interest-bearing liabilities:
           Savings                          $2,836,124       3,489    0.49
           Money market                      1,570,874       3,476    0.89
           NOW and demand deposit            1,385,620         490    0.14
           Certificates of deposit           5,331,200      50,786    3.81
           Total deposits                   11,123,818      58,241    2.09
           Borrowed funds                    9,359,600     115,317    4.93
        Total interest-bearing liabilities  20,483,418     173,558    3.39
        Non-interest-bearing liabilities       286,081
      Total liabilities                     20,769,499
      Stockholders' equity                   1,547,068
      Total liabilities and
       stockholders' equity                $22,316,567

      Net interest income/net interest
        rate spread (4)                                   $109,008    2.02 %
      Net interest-earning assets/net
        interest margin (5)                   $424,405                2.09 %
     Ratio of interest-earning assets
      to interest-bearing
      liabilities                                1.02x


                                      For the Three Months Ended March 31,
                                                      2002
                                                                 Average
                                           Average               Yield/
                                           Balance     Interest   Cost
      Assets:                                                 (Annualized)
        Interest-earning assets:
           Mortgage loans (1):
              One-to-four family          $10,397,683   $166,509   6.41 %
              Multi-family, commercial
               real estate and
               construction                 1,810,016     36,289   8.02
           Consumer and other loans (1)       255,055      3,802   5.96
           Total loans                     12,462,754    206,600   6.63
           Mortgage-backed securities (2)   6,627,950    100,496   6.06
           Other securities (2) (3)         1,188,237     19,656   6.62
           Federal funds sold and
              repurchase agreements           993,080      4,138   1.67
        Total interest-earning assets      21,272,021    330,890   6.22
        Goodwill                              185,151
        Other non-interest-earning assets   1,021,331
      Total assets                        $22,478,503

      Liabilities and stockholders' equity:
        Interest-bearing liabilities:
           Savings                         $2,633,088      8,103   1.23
           Money market                     1,956,641     10,360   2.12
           NOW and demand deposit           1,192,758        825   0.28
           Certificates of deposit          5,149,262     58,939   4.58
           Total deposits                  10,931,749     78,227   2.86
           Borrowed funds                   9,615,354    137,736   5.73
        Total interest-bearing liabilities 20,547,103    215,963   4.20
        Non-interest-bearing liabilities      374,039
      Total liabilities                    20,921,142
      Stockholders' equity                  1,557,361
      Total liabilities and
       stockholders' equity               $22,478,503

      Net interest income/net interest
        rate spread (4)                                 $114,927   2.02 %
      Net interest-earning assets/net
        interest margin (5)                  $724,918              2.16 %
     Ratio of interest-earning assets
      to interest-bearing liabilities           1.04x


   (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.

   (2)  Securities available-for-sale are reported at average amortized cost.

   (3) Other securities include Federal Home Loan Bank of New York stock.

   (4) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

   (5) Net interest margin represents net interest income divided by average interest-earning assets.